Exhibit 99.1

Media Relations Contact For Accuride Corporation Timothy G. Weir, APR Director of Public Affairs, Communications & Marketing (812) 962-5128 | tweir@accuridecorp.com	Investor Relations Contact For Accuride Corporation Todd Taylor Vice President and Treasurer (812) 962-5105 | ttaylor@accuridecorp.com

Joele Frank, Wilkinson Brimmer Katcher Dan Katcher, Jim Golden or Priscila Roney (212) 355-4449

Accuride Announces Expiration of “Go Shop” Period Under Merger Agreement

Accuride Board Reconfirms Support for the Crestview Transaction and
Announces Adoption of Limited Duration Shareholder Rights Plan

EVANSVILLE, Ind. – Oct. 10, 2016 – Accuride Corporation (NYSE: ACW) (“Accuride”) – a leading supplier of components to the North American and European commercial vehicle industries – today announced the expiration of the 35-day “go shop” period included in the previously announced merger agreement under which Accuride will be acquired by an affiliate of Crestview Partners for $2.58 per share in cash (the “Transaction”).

Under the terms of the merger agreement, Accuride and its representatives were permitted to solicit and engage in negotiations with respect to alternative acquisition proposals until 11:59 p.m. (Eastern Time) on October 7, 2016. During the “go shop” period, Accuride and its representatives solicited alternative acquisition proposals from 59 potential acquirers. During such time, 4 parties executed a confidentiality agreement with Accuride, but no party submitted an alternative acquisition proposal.

Accuride has filed with the Securities and Exchange Commission preliminary proxy materials related to the special meeting of shareholders to vote on the proposed transaction. Details regarding the date, time and place of the special meeting of shareholders will be announced when the definitive proxy materials are finalized and filed.

The Transaction is expected to be completed in the fourth quarter of 2016, subject to Accuride shareholder approval and other customary closing conditions. The Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with the merger as of September 27, 2016.

Accuride’s Board acknowledged its receipt of the letter, dated October 7, 2016, from Coliseum Capital Management with respect to the Transaction. John Risner, Chairman of the Board of the Company, stated: “The Accuride Board believes that the Crestview transaction offers certain, compelling and immediate value to our shareholders. We look forward to a constructive dialogue with Coliseum Capital Management to understand their perspective and to discuss the factors that led to our determination that the Crestview transaction is in the best interests of all Accuride shareholders and our unanimous recommendation that the Accuride shareholders vote to approve the Crestview transaction.”

Accuride expects to reach out to other shareholders as well to understand their perspectives.

The Accuride Board also announced that, in order to ensure the full and fair opportunity for all shareholders to make an informed decision with respect to the Transaction, and to mitigate the risk that a shareholder or group of shareholders accumulates an ownership position that now or in the future results in a transfer of actual or de facto control without paying an appropriate control premium, the Accuride Board has authorized a limited duration shareholder rights plan (the “Rights Plan”). The Rights Plan is scheduled to expire upon the earlier of March 31, 2017 and immediately prior to the completion of the Transaction.

Terms of the Rights Plan

Under the terms of the Rights Plan, one preferred stock purchase right will be distributed for each share of common stock held by shareholders of record on October 21, 2016. Subject to certain exceptions, the rights will be exercisable if a person or group acquires 20% or more of the Company’s common stock (including the number of shares that are synthetically owned pursuant to derivative transactions or ownership of derivative securities) or announces a tender offer for 20% or more of the common stock. Under certain circumstances, each right will entitle shareholders to buy one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $7.75. The Company’s Board of Directors will be entitled to redeem the rights at $0.01 per right at any time before a person or group has acquired 20% or more of the outstanding common stock. The Rights Plan also includes a qualifying offer provision, which allows shareholders to demand a special meeting to consider redemption of the rights plan in response to a qualifying offer. The rights will expire on the earlier to occur of March 31, 2017 or immediately prior to the completion of the Transaction, unless earlier redeemed, exchanged or terminated by the Company.

Subject to limited exceptions, if a person or group acquires 20% or more of the outstanding common stock of the Company or announces a tender offer for 20% or more of the common stock (“acquiring person”), each right will entitle the right holder to purchase, at the right’s then-current exercise price, a number of shares of common stock having a market value at that time of twice the right’s exercise price. Rights held by the acquiring person will become void and will not be exercisable. If the Company is acquired in a merger or other business combination transaction that has not been approved by the Board of Directors after the rights become exercisable, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of shares of the acquiring company’s common stock having a market value at that time of twice the right’s exercise price.

The dividend distribution to establish the new rights plan will be payable to shareholders of record on October 21, 2016. The rights distribution is not taxable to shareholders. For further details about the Rights Plan, please see the Form 8-K to be filed with the U.S. Securities and Exchange Commission at www.sec.gov.

About Accuride Corporation

With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the North American and European commercial vehicle industries. The company’s products include commercial vehicle wheels and wheel-end components and assemblies. The company’s products are marketed under its brand names, which include Accuride®, Accuride Wheel End Solutions™, Gunite® and Gianetti Ruote™. Accuride’s common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information: www.AccurideCorp.com

Additional Information About the Acquisition and Where to Find It

A special meeting of the shareholders of Accuride will be announced as promptly as practicable to seek shareholder approval in connection with the proposed merger. Accuride filed a preliminary proxy statement and related materials with the Securities and Exchange Commission (“SEC”) on September 30, 2016 and, when completed, it expects to file a definitive proxy statement with the SEC. The definitive proxy statement will be sent or given to the shareholders of Accuride and will contain important information about the proposed transaction and related matters. INVESTORS OF ACCURIDE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ACCURIDE, ARMOR PARENT CORP., ARMOR MERGER SUB CORP. AND THE MERGER. Investors may obtain a free copy of these materials (when they are available) and other documents filed by Accuride with the SEC at the SEC’s website at www.sec.gov, at Accuride’s website at www.accuridecorp.com or by sending a written request to Accuride at 7140 Office Circle, Evansville, Indiana 47715, Attention: General Counsel and Corporate Secretary.

Participants in the Solicitation

Accuride and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its shareholders in connection with the merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Accuride’s shareholders in connection with the merger will be set forth in Accuride’s definitive proxy statement for its special shareholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the merger will be set forth in the definitive proxy statement when it is filed with the SEC in connection with the merger. Information relating to the foregoing can also be found in Accuride’s definitive proxy statement for its 2016 Annual Meeting of Shareholders (the “2016 Proxy Statement”), which was filed with the SEC on March 18, 2016. To the extent that holdings of Accuride’s securities have changed since the amounts set forth in the 2016 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward-Looking Statements

Certain statements contained in this document may be considered forward-looking statements within the meaning of the U.S. securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the proposed transaction and the ability to consummate the proposed transaction. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: (1) Accuride may be unable to obtain shareholder approval for the proposed transaction; (2) the conditions to the closing of the proposed transaction may not be satisfied and required regulatory approvals may not be obtained; (3) the proposed transaction may involve unexpected costs, liabilities or delays; (4) the business of Accuride may suffer as a result of uncertainty surrounding the proposed transaction; (5) the outcome of any legal proceedings related to the proposed transaction; (6) Accuride may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction; (9) the failure by Armor Parent Corp. or Armor Merger Sub Corp. to obtain the necessary debt and equity financing arrangements set forth in the commitment letters received in connection with the proposed transaction; and (10) other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all. If the proposed transaction is consummated, Accuride’s shareholders will cease to have any equity interest in Accuride and will have no right to participate in its earnings and future growth. The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including Accuride’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015 and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by applicable law, Accuride undertakes no obligation to update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Accuride does not intend, and assumes no obligation, to update any forward-looking statements. Accuride’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015, the 2016 Proxy Statement and recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website at www.sec.gov.